Exhibit 10.12
SOFTWARE LICENSE AND DISTRIBUTION
AGREEMENT
BY
AND
BETWEEN
HEWLETT-PACKARD COMPANY
AND
VOLTAIRE INC.
DATED
August 28, 2006

SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT
THIS SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT (“Agreement”) is made as of August 28, 2006 (the “Effective Date”) by and between HEWLETT-PACKARD COMPANY a Delaware Corporation (“HP”), and Voltaire, Inc., a Maryland Corporation (“Licensor”).
     The parties hereby agree as follows:
1. DEFINITIONS
1.1.	“Additional Program” means a software program added as a Program to this Agreement after the Effective Date by an amendment to Exhibit A herein.

1.2.	“Complete Copy” means the Program which includes (i) a master copy of the Program, (ii) all Documentation and technical manuals for the Program, and (iii) all associated Sales Tools and Support and Build Tools, each in the form(s) and on the media described in Exhibit A

1.3.	“Days” means calendar days unless otherwise specified,

1.4.	“Documentation” means the manuals and other documentation (in electronic form or hardcopy, as the case may be) that Licensor has created for the Program and any other existing documentation and information regarding the Program which HP reasonably requests for evaluation and use in connection with such Program as contemplated herein, including those items listed and described in Exhibit A hereto. Documentation will be provided in English only and shall be of a type and quality as the Program documentation that Licensor has previously provided under Product Purchase Agreement # PRO10804-100804 between the parties, dated October 8, 2004 (the “Product Purchase Agreement”).

1.5.	“Enhancements” mean all present and future modifications, new features, new functionalities, upgrades or other new versions of the Program or Documentation (other than bug fixes, error corrections and minor updates) that are specifically identified and added as to this Agreement after the Effective Date pursuant to Section 2.7.

1.6.	“Final Copy” means a Complete Copy of the Program that has been reviewed and accepted by HP pursuant to Section 2.5 hereof.

1.7.	“HP Product(s)” means any host channel adaptor (“HCA”) card or on-board HCA product manufactured or distributed by HP that are specifically identified in Exhibit E and to which a Licensor-authorized Label (as defined in Exhibit B) has been affixed (or which includes such other Licensor-authorized designation as may be approved from time to time by the parties), including all supported configurations and associated peripherals that runs or is compatible with (i) a Microsoft operating system on an industry-standard computing platform or (ii) any other operating environment or hardware platform as mutually agreed by the parties pursuant to Section 2.7.

1.8.	“Marks” shall have the meaning ascribed to such term in Section 4.1.

1.9.	“Program” means the software program, in object code format, listed and described on Exhibit A hereto, including all Updates and Enhancements thereto that are provided by Licensor pursuant to the terms of this Agreement. Program shall also include Additional Programs.
1.10.	“Intellectual Property Rights” means patent rights, copyrights, moral rights, trade secret rights and other proprietary rights.

1.11.	“Licensed Materials” means, collectively, the Programs, Updates, Enhancements, Specifications and Documentation, Sales Tools and Support and Build Tools.

1.12.	“Source Code Program” means the code of a Program, including comments and procedural code such as job control language, which is machine-readable and which may be printed or displayed in a form readable and understandable by a computer programmer of ordinary skill.

1.13.	“Sales Tools” means all applications, utilities or other materials (in object code form) related to a Program that are used by Licensor in marketing the Programs.

1.14.	“Support and Build Tools” means all applications, compilers, utilities, listings, build tools or other materials (in object code form) related to a program that are reasonably necessary to enable HP to exercise its rights under Section 3.1 hereof.

1.15.	“Updates” mean all present and future bug fixes, error corrections and other minor updates of the Program or Documentation, but expressly not including any Enhancement.

1.16.	“Addendum 1” means Addendum 1 to the Product Purchase Agreement, which was executed by the parties on or about December 16, 2005.
2. DELIVERY AND ACCEPTANCE
2.1.	Delivery. Licensor agrees to deliver to HP a Complete Copy of (i) each Program listed in Exhibit A as of the Effective Date of this Agreement and (ii) all Updates to the Program no later than the date on which the corresponding Updates are delivered to any other of Licensor’s distributors or partners and (iii) all Enhancements pursuant to any agreement under Section 2.7. HP will have the right to test and evaluate the Program and Enhancement(s) (but not Updates) under the acceptance procedure described in Section 2.5.

2.2.	New HP Products and Operating Systems. Subject to Section 2.7, Licensor shall modify or otherwise adapt the Programs and Enhancements for use in conjunction with revisions, releases and successors to the HP Products within the same timeframe as Licensor modifies or otherwise adapts the programs and Enhancements for use in conjunction with any other products (“Non HP Products”). Similarly, Licensor shall modify or otherwise adapt the Programs and enhancements for use in conjunction with revisions, releases and successors to operating environments or hardware platforms for which Licensor offers the Programs and Enhancements.

2.3.	HP Product Loans. To assist Licensor in adapting the Programs and Enhancements to the HP Products pursuant to Section 2.2, HP shall provide Licensor with access to the HP Products specified in and in accordance with the terms of HP’s standard Equipment Loan Agreement, separately executed by both parties. Except as provided in this Section 2.3 and Section 6, Licensor shall bear all costs and expenses with respect to performing its obligations under this Agreement.

2.4.	Program Performance. Licensor shall ensure the Programs and Enhancements for use in conjunction with HP Products executes with the same features, functionality, speed and quality as Programs and Enhancements for use in conjunction with Non-HP Products.
2.5.	Acceptance.
2.5.1.	Acceptance of Program. HP will have thirty (30) days from the date of receipt of a Complete Copy of the Program to evaluate the Program for conformity with the applicable Specifications, and either accept, return for rework, or reject the Program. HP will be entitled to test and evaluate any Program internally, by whatever means it deems appropriate and consistent with Licensor’s rights in the Program and, subject to the terms of this Agreement, Licensor hereby grants to HP the license set forth in Section 3.3, but only as necessary for HP to perform its evaluation hereunder. Such licenses will include the right of HP to use third party subcontractors to achieve the foregoing solely for HP’s benefit, and subject to such third party executing separate agreements containing substantially similar confidentiality provisions; provided, HP agrees to be fully responsible and liable for the conduct of its subcontractors. HP may only reject a Program if it does not substantially comply with the then current version of the relevant Specification; provided, no Program may be rejected for any noncompliance attributable to any HP Product or other technology provided by HP. If HP returns a Program for rework, Licensor agrees to use reasonable efforts to correct the listed defects and resubmit the Program for re-evaluation under the same acceptance procedure within seven (7) days or such longer period as agreed to by the parties. In the event HP rejects a Program, HP will give Licensor written notice (including, without limitation, by electronic mail) of rejection stating the reasons for its unacceptability. If Licensor fails to correct the rejected Program within a reasonable time, then (a) the parties may agree that Licensor will have additional time to correct such Program or (b) without further obligation, either party may eliminate such non-conforming Program from this Agreement upon written notice to the other and this Agreement will terminate with respect to that version of the Program and associated Documentation. Until such time as HP shall have either accepted or rejected the Program in accordance with this Section 2.5.1 and associated Documentation in accordance with Section 2.5.2, Licensor shall not make generally available to HP any version of a Program (other than the versions released as of the Effective Date or released prior to the corresponding Additional Program being added to this Agreement), and shall not permit any of its distributors or other partners to so release.

2.5.2.	Acceptance of Documentation. HP will have thirty (30) days from the date of receipt of a Complete Copy of the Program to evaluate the associated Documentation, and either accept, return for rework, or revise the Documentation pursuant to HP’s license under Section 3.3 below. If HP returns Documentation for rework, Licensor agrees to correct the listed defects and resubmit the Documentation for re-evaluation under the same acceptance procedure within fourteen (14) days or such longer period as agreed to by the parties.
2.6.	Final Copy. Licensor agrees to deliver to HP a Final Copy of each Program simultaneous with its general availability by Licensor.

2.7.	Enhancements. During the term of this Agreement, HP may request that Licensor develop an Enhancement to any Program. In such event, the parties agree to negotiate in good faith mutually agreeable terms and conditions of such implementation (such as, for example, requirements specification, price and schedule applicable to such Enhancement). The definitive agreement, if any, regarding each Enhancement shall be set forth in a separate writing executed by the parties.
2.8.	Additional Programs. Licensor shall offer to HP an opportunity to execute an amendment to Exhibit A to include as Additional Programs any and all of Licensor’s future software products that would not otherwise constitute a Program or Enhancement hereunder as of the Effective Date. Such offer shall be made at least six (6) months prior to Licensor’s scheduled general availability date for such software product and not later than any similar offer being made to any other distributor or partner of Licensor. HP will inform Licensor within three (3) months of such offer whether it intends to accept such offer and add Licensor’s software as an Additional Program. If HP accepts such offer, then subject to negotiation of mutually agreeable terms and conditions, Licensor and HP shall execute an amendment to Exhibit A to include such software product as Additional Program hereunder.
3. RIGHTS GRANTED
During the term of this Agreement and subject to all terms and conditions herein (including without limitation, payment of all fees), Licensor agrees to grant HP the rights and licenses expressly provided in this Section 3. HP agrees to be fully responsible and liable for the conduct of the HP Subsidiaries and HP-authorized distributors, resellers, OEM’s and other third parties to which it grants sublicenses as permitted below.
3.1.	License to the Program. Licensor hereby grants and agrees to grant to HP, under all of Licensor’s Intellectual Property Rights embodied in each Program, a non-exclusive, worldwide license to use, reproduce, display and distribute (both directly and indirectly), import the Program solely in conjunction with HP Product(s). Such license will include the right of HP to distribute through HP Subsidiaries and to sublicense HP-authorized distributors, resellers, OEM’s and other third parties (“Distribution Channels”) to achieve the foregoing.
3.1.1.	The parties agree that (a) when HP or any Distribution Channel delivers an HP Compute Cluster Server system, the Program may be distributed as a matter of administrative convenience using the same media as HP uses to distribute other non-Licensor software programs, (b) the distributed Program shall be deemed to be “Unlicensed Software,” unless such HP Compute Cluster Server system includes one (1) or more HP Products, (c) neither HP nor its Distribution Channels or end user customers shall have any right or license to install, access, reproduce, display or use any such Unlicensed Software and (d) HP shall make the foregoing prohibitions expressly known to the end user customers in writing, on CD or in other electronic form pursuant to the procedures set forth in Exhibit F.
3.2.	Escrow Agreement. At HP’s request, Licensor agrees to enter into a source code escrow agreement, including terms in the form attached hereto as Exhibit D, regarding the Source Code Programs, with Iron Mountain, Inc. or comparable independent escrow agent as may be mutually agreed upon, to which agreement HP will be a named beneficiary. HP agrees to pay all escrow fees payable to establish and maintain such escrow.

3.3.	License for Demonstration and Evaluation. Licensor hereby grants and agrees to grant HP, under all of Licensor’s Intellectual Property Rights embodied in the Program, a non-exclusive, worldwide, royalty free license to use, reproduce, display, import, and distribute the Program in whole or in part, for purposes of testing and evaluation pursuant Section 2.5 (Acceptance), support, customer evaluation, demonstration, marketing and promotional activities, in each case solely in conjunction with HP Products. Such license will include the right of HP to sublicense distributors, resellers, and other third parties to achieve the foregoing.
3.4.	License to the Documentation. Licensor hereby grants and agrees to grant to HP, under all of Licensor’s Intellectual Property Rights embodied in the Documentation, a non-exclusive, worldwide, royalty free license to use, reproduce, display, translate, import, disclose to customers, distribute to customers, modify and prepare derivative works or compilations of: (a) the Documentation; and (b) modifications, derivative works and compilations based upon the Documentation for use with a Program. These rights are exercisable in any medium. Such license will include the right of HP to sublicense HP-authorized distributors, resellers, and other third parties to achieve the foregoing. The right to modify and prepare derivative works and compilations is granted solely for the purposes of (i) combining documentation of more than one program or product, (ii) condensing Documentation, (iii) localizing Documentation, (iv) formatting and preparing Documentation for user accessibility and (v) updating Documentation as appropriate to account for changes to the associated Program. HP shall be solely responsible for any error or misrepresentation of the Programs arising out of or resulting from its translations, derivative works, compilations, combinations, formatting, updates and other modifications.

3.5.	Sublicenses. HP agrees that it shall cause any distributor, reseller, OEM or other third party that is sublicensed hereunder to comply with all of HP’s license obligations hereunder (including without limitation, confidentiality). HP will provide Licensor with a copy of its then current standard form of distributor, reseller and OEM agreements upon the written request of Licensor.

3.6.	License to Photograph (Marketing Materials). Licensor hereby grants and agrees to grant to HP under all intellectual property rights embodied in each Program and associated Documentation, a non-exclusive, worldwide, royalty free license to capture visual images of the program screen displays and packaging, the Documentation and the CD-ROM, if any, and to use, reproduce, display, perform, distribute, import and modify, on any media, such photographs and modifications and images solely in connection with HP’s marketing and support of the Program and training with respect to the Program. Such license will include the right of HP to sublicense distributors, resellers, and other third parties to achieve the foregoing.

3.7.	License to Support and Build Tools. Licensor hereby grants and agrees to grant to HP under all intellectual property rights embodied in the Support and Build Tools for each Program a non-exclusive, worldwide, royalty free license to internally use such Support and Build Tools (i) for customer support, evaluation, testing, and benchmarking and (ii) to localize a Program.

3.8.	License to Sales Tools. Licensor hereby grants and agrees to grant to HP under all intellectual property rights embodied in the Sales Tools for each Program a non-exclusive, worldwide, royalty free license to internally use such Sales Tools solely in conjunction with a Program.
4. COVENANTS AND RESTRICTIONS
4.1.	Trademarks. Neither party is granted any ownership in or license to the trademarks or trade names (collectively “Marks”) of the other party. Notwithstanding the foregoing, Licensor acknowledges that HP may fairly and accurately reference Licensor’s name and the name of each Program in the course of marketing and distributing such Program.

4.2.	Ownership. Subject to the rights and licenses expressly granted to HP hereunder, no other license is granted, no other use is permitted, and Licensor retains all right, title and interest in the Programs and Documentation and other Licensed Materials, including all copyrights and other Intellectual Property Rights.

4.3.	Copyright Notices. HP agrees that it will not remove any copyright notices or proprietary markings of Licensor from a Program or Documentation. Licensor and HP agree that a second HP copyright notice in HP’s standard copyright notice form may be added to any authorized HP modification of Documentation.

4.4.	Restrictions. Except as otherwise expressly provided herein, HP will not directly or indirectly (a) disassemble, decompile or reverse engineer or otherwise try to discover any source code or underlying structures, ideas or algorithms of any Program, Update or Enhancement or other Licensed Materials without prior written authorization from Licensor, except and only to the extent these restrictions are expressly prohibited by applicable statutory law and then only as necessary to ascertain interfaces, (b) use any of Licensor’s Confidential Information to create any software or documentation that is similar to any of the Licensed Material, (c) encumber, sublicense, transfer, rent, lease or use the Licensed Materials for the benefit of any third party (e.g., time-share or service bureau arrangement), (d) copy, adapt, create derivative works of, translate, localize, port or otherwise modify any Licensed Materials, (e) use the Licensed Materials or transfer, transmit, export or re-export all or any part or any product thereof in violation of any export control laws or regulations of the United States or any other relevant jurisdiction, (f) reproduce or distribute copies of the Program except in accordance with the method described in Exhibit B or (g) authorize any third party to engage in any of the foregoing proscribed acts.

4.5.	Software License Terms. HP will be entitled to use its then current standard form software license terms for licensing the Programs under this Agreement, provided it contains terms and conditions at least as protective of Licensor (and its rights in and to the Program) as the provisions of this Agreement and all restrictions, disclaimers and limitations herein. Promptly upon request, HP will provide Licensor with a copy of its then current sublicense agreement.

4.6.	Third Party Code. Licensor has identified in Exhibit A any code from another party, including open source or freeware (“Third Party Code”) contained in the Program and will promptly inform HP of its intention to incorporate Third Party Code in any Update or Enhancement of the Program within a reasonable time after completion of any such agreement with such third party. At such time Licensor will identify the specific technical details of the Third Party Code to be included.

4.7.	Third Party Requirements. The Software may operate or interface with Third Party Code or other Third Party Technology that is identified in the Documentation (“In-Licensed Code”) and which is licensed to Licensor from, and owned by, third parties (“Third Party Licensors”). HP agrees that (a) it will use In-Licensed Code in accordance with this Agreement and any other restrictions specified in the applicable license set forth or referenced in the Documentation, (b) no Third Party Licensor makes any representation or warranty to HP concerning the In-Licensed Code or Software and (c) no Third Party Licensor will have any obligation or liability to HP as a result of this Agreement or HP’s use of the In-Licensed Code.

5. PROGRAM MAINTENANCE AND SUPPORT
Licensor shall provide HP with the maintenance and support for the Program set forth in this Section. The fee for such maintenance and support is set forth in Exhibit B.
5.1.	If Licensor learns of an error independently, Licensor shall initiate corrective action and provide a response based on the Problem Severity Definitions and Response requirements specified below.

5.2.	Licensor technical personnel shall be designated by Licensor to respond to telephone inquiries by HP during normal TAC business hours in Boston, MA and Tel-Aviv, Israel.

5.3.	HP shall have exclusive right to determine (i) the severity level of an error and (ii) whether or not Licensor response is satisfactory in helping to solve the customer’s problem.

5.4.	Upon HP’s reasonable request, Licensor shall provide on-site visits to customer locations to assist HP in resolving Severity 1 customer issues. Licensor shall bear all of its costs and expenses related to such on-site visits. HP shall reimburse Licensor for Licensor’s out-of-pocket expenses incurred in connection therewith in the event that Hp and Licensor determine the problem is caused by a product other than the Program. Such reimbursement shall be subject to and paid in accordance with HP’s then current internal business expense policy for reimbursing its employees for actual and reasonable travel and related expenses.

5.5.	Within sixty (60) days following the execution of the Agreement, Licensor and HP will develop a support delivery plan that will define the specific procedures for call handling and problem escalations within the requirements of this Agreement.

5.6.	Problem Severity Definitions and Response Requirements. Service requests to Licensor made by HP will be handled in accordance with the following procedures. When HP requires back-up support from Licensor, HP will contact Licensor’s engineering support organization which will accept responsibility for handling the call according to the severity levels described below. For the purposes of this section, “receipt” of a call by Licensor will be considered to have occurred when the HP engineering organization has made contact with Licensor’s engineering support organization or a representative thereof.
5.6.1.	Severity 1 Definition. A “Severity 1” problem is a catastrophic problem that may severely impact the customer’s ability to conduct business. This may mean the customer’s systems and/or Program are down or not functioning and no procedural work-around exists.
Response Requirements. Licensor’s support organization will respond directly to the HP service delivery organization within one (1) hour following receipt of the call from HP engineering. HP and Licensor will develop an Action Plan within four (4) hours following receipt of the call.
Implementation. When working a Severity 1 problem, the objective is to get the customer back on line by whatever means within twenty-four (24) hours and to downgrade the problem severity accordingly. Efforts to isolate, diagnose, and deliver a work-around or repair to a Severity 1 problem shall be continuous (i.e., around-the-clock). Continuous phone contact and progress updates are also expected. These progress updates should be according to the Action Plan and not less than once every four (4) hours until the problem severity is reduced. When the severity level has been changes to a Severity 2 or Severity 3 (defined below), the appropriate guidelines should be followed. Resources must be available on a twenty-four (24) hours by seven (7) day basis (24x7) to respond to severity 1 cases.
5.6.2.	Severity 2 Definition. A “Severity 2” problem is a high-impact problem in which the customer’s operation is disrupted but there is capacity to remain productive and maintain necessary business-level operations. The problem may require a fix be installed on the customer’s system prior to the next planned commercial release of the Program.
Response Requirements. Licensor’s engineering support organization will respond to the HP engineering organization within two (2) hours following receipt of the call from the HP engineering organization during normal business hours, otherwise the next business day.
Implementation. Efforts to isolate, diagnose, and deliver a work-around or repair to a Severity 2 problem shall be continuous during business hours (Monday through Friday, 8 am — 5 pm). Specific implementation should be agreed between HP and Licensor on a case-by-case basis and documented in an Action Plan within one (1) business day of receipt of the call by Licensor. The frequency that Licensor shall provide status updates shall be twice per week or as mutually agreed. Resources may need to be available after hours and/or weekends depending on the Action Plan. The objective is to have a solution and/or fix to the customer within an average of twenty (20) days.
5.6.3.	Severity 3 Definition. A “Severity 3” problem is a medium-to-low impact problem that involves partial loss of non-critical functionality. The problem impairs some operations but allows the customer to continue to function. This may be a minor issue with limited loss or no loss of functionality or impact to the customer’s operation. This includes documentation errors.
Response Requirements. Licensor’s support organization will respond to the HP engineering organization within three (3) business days.
Implementation. When working a Severity 3 problem, the objective is to get the customer a fix to the problem within thirty (30) days or a statement describing the disposition of the problem. Action should be appropriate to the nature of the escalation. Efforts to isolate and resolve the problem shall be as agreed to in the Action Plan or a minimum of Monday through Friday during normal business hours, continuous effort.
5.6.4.	Severity 4 Definition. “Severity 4” will be assigned to general usage questions,

recommendations for future product enhancements or modifications and to calls that are passed to Licensor for information purposes. There is no impact on the quality, performance or functionality of the Program.
Response Requirements. Licensor’s support organization will respond in a manner appropriate to the nature of the escalated call.
Implementation. If HP’s sole reason for escalating a “Severity 4” call is to submit a draft symptom/solution article for consideration by Licensor, Licensor will respond to the submission and, if appropriate, will provide a reviewed and edited copy of the submission and a recommendation for its disposition.
5.7.	Survival of Licensor’s Support Obligations. Notwithstanding any termination of this Agreement, upon HP’s written request and subject to payment of applicable support fees, Licensor agrees to support each Program distributed by HP, as set forth herein, for at least five (5) years after such Program is last made available to HP for distribution hereunder. Such support shall be limited to supporting the version of the Program that was last delivered to HP prior to termination of this Agreement, and shall not require Licensor to provide Enhancements or Updates (other than bug fixes and error corrections) to such Program following termination of this Agreement, unless otherwise agreed by the parties in writing.

5.8.	Technical Assistance and Training. Licensor agrees to provide a maximum of two training sessions per year to HP, at no charge (and any additional training shall be at Licensor’s then current rates), the following technical assistance and training:
5.8.1.	Such technical assistance and training to HP personnel as may be reasonably requested in order for HP to use, copy, distribute, support, build and maintain the Program as contemplated herein.

5.8.2.	Such engineering training (ie., train the trainer) for a reasonable number of HP personnel.

5.8.3.	Such technical assistance and training to HP personnel and, at HP’s election, HP resellers and distributors, as may be reasonable requested in order for HP and its resellers and distributors to effectively market and sell Programs and competently use the Sales Tools as contemplated herein; and

5.8.4.	Such engineering training to HP personnel as may be reasonable requested in order for HP to effectively use the Support and build Tools as contemplated herein.
Unless otherwise agreed by the parties, all such training shall take place at HP facilities designated by HP.
5.9.	Escrow Provision. Failure of Supplier to enter into and comply with the terms of the escrow agreement as described in Section 3.2 upon HP’s request shall be grounds for HP’s termination of this Agreement.

6. PAYMENT
6.1.	Payment. HP agrees to pay Licensor in accordance with Exhibit B. Unless specified otherwise, all amounts shall be paid in US dollars within the period designated in Exhibit B.

6.2.	Fee Warranty. Licensor warrants that the amounts payable hereunder by HP with respect to any Program are no greater than those for any other similarly situated licensee for similar quantities of the Program on similar hardware that correspond to such Program, and Licensor agrees to pass on to HP the lowest rate or price it has given to any other licensee, commencing effectively on the date it so grants the lower rate or price to any other licensee.

6.3.	Taxes. HP will be solely responsible for taxes on amounts paid to Licensor by HP under this Agreement, including all state and local use, sales, withholding, property (ad valorem) and similar taxes.

6.4.	Audit. Upon fifteen (15) days prior written notice to HP, Licensor may, at its own expense, appoint a nationally recognized independent auditor, to whom HP has no reasonable objection, to audit and examine such records at HP’s offices during normal business hours, solely for the purpose of confirming the accuracy of royalty payments hereunder. Such audit may be made no more often than once every twelve (12) calendar month period. In the event that an audit reveals an overpayment by HP, Licensor agrees to promptly refund or credit HP for such overpaid amount. In the event that such audit reveals an underpayment by HP, HP agrees to promptly pay Licensor the amount of such underpayment. This right of audit will be subject to Licensor’s auditor executing HP’s standard Confidential Disclosure Agreement.

6.5.	Records. During the term of this Agreement (and thereafter during any period when Program support is provided), and for one (1) year thereafter, HP agrees to keep and maintain true, accurate and complete records and accounts of all Programs distributed by it and its other activities hereunder, and to make such records reasonably available for inspection by Licensor in accord with Section 6.4.
7. WARRANTY AND INTELLECTUAL PROPERTY PROTECTION
7.1.	General Warranty. Licensor warrants to HP that it has full power and authority to grant HP the rights granted herein, that it has obtained the required rights for HP to any Third Party Code included in each Program, and that, as of the Effective Date, each Program and accompanying Documentation is free of any and all restrictions, settlements, judgments or adverse claims asserted in writing.

7.2.	Program Warranty. Licensor warrants to HP that each unaltered Program referred to herein will operate in accordance with and substantially conform to the Documentation for ninety (90) days after the Effective Date.

7.3.	No Infringement Warranty. Licensor warrants that each Program, accompanying Documentation, trademarks, copyrights and trade names referred to in this Agreement do not violate or infringe any patent, copyright, trademark, trade secret or other proprietary right of any third party, and that Licensor is not aware of any facts upon which such a claim for infringement could be based. Licensor will promptly notify HP if it becomes aware of any claim or any facts upon which a claim could be based.

7.4.	Intellectual Property Protection.
7.4.1.	Licensor will, at HP’s option, indemnify, defend and hold harmless HP, its affiliates, subsidiaries, permitted assigns, subcontractors, distributors and customers from any claim, suit, or proceeding alleging that the Program, or any combination of a Program with an HP Product, or any Documentation, or any part thereof, or any Update provided as part of Licensor’s support services furnished by Licensor under this Agreement constitutes an infringement of any third party’s patent, copyright, trademark, trade name, other proprietary right, or unauthorized trade secret use. Without limiting the generality of the foregoing, Licensor will pay all claims, liabilities, losses, damages, judgments, awards, costs and expenses including reasonable attorneys’ fees, expert witness fees and bonds incurred with respect to any such claim, suit, or proceeding and will pay any award in connection with, arising from or with respect to any such claim, suit, or proceeding or agreed to in any settlement of that claim, suit, or proceeding.

7.4.2.	In case the Program or Documentation or any part thereof in such suit is held to constitute an infringement and its use is enjoined, or is otherwise likely to become the subject of any injunction preventing its use as contemplated herein, Licensor will, at its own expense and at its option (i) procure for HP and its customers the right to continue use of the Program or Documentation as contemplated hereunder, or (ii) if applicable, replace the same with a non-infringing program and documentation of equivalent function and performance, or (iii) modify them so they become non-infringing without detracting from function or performance, or (iv) terminate this Agreement upon written notice to HP.

7.4.3.	Licensor’s obligations hereunder are expressly conditioned on the requirements that HP will give Licensor prompt written notice of any such claim or action, and will give Licensor the authority, cooperation, information, and reasonable assistance (at Licensor’s expense) necessary to defend or settle the claim. If Licensor does not diligently pursue resolution of the claim nor provide HP with reasonable assurances that it will diligently pursue resolution, then HP may, without in any way limiting its other rights and remedies under this Section 7.4, defend such claim or action and collect all reasonable costs of doing so from Licensor (except that Licensor’s prior written approval shall be required for any settlement that requires Licensor to admit any wrongdoing or results in any ongoing liability to Licensor).

7.4.4.	Notwithstanding the foregoing, Licensor will have no responsibility for claims to the extent arising from (i) unauthorized modifications of the Program made by HP (or any third party) if such claim would not have arisen but for such modifications, or (ii) unauthorized combination or use of the Program with products not contemplated herein if such claim would not have arisen but for such combination or use or (iii) any use of a Program not strictly in accord with this Agreement, or in an application or environment or on a platform or with devices for which it was not designed or contemplated, or (iv) HP’s continuing allegedly infringing activity after being notified thereof or its continuing use of any allegedly infringing version of the Program after being provided modifications that would have avoided the alleged infringement.

7.4.5.	THIS SECTION 7.4 STATES THE ENTIRE LIABILITY OF LICENSOR AND HP’S EXCLUSIVE REMEDY WITH RESPECT TO ANY CLAIM OF INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS BY THE PROGRAMS OR DOCUMENTATION OR ANY OTHER LICENSED MATERIALS, OR ANY PART THEREOF, OR BY THEIR USE OR OPERATION

(INCLUDING WITHOUT LIMITATION, ANY WARRANTY CLAIM UNDER SECTION 7.1, 7.3 OR 7.5).
7.5.	Ownership; Right to Grant Licenses. Licensor is the exclusive owner of all right, title and interest in and to all patents, copyrights, trademarks and other intellectual property rights that protect any of the Programs, (including Enhancements and Additional Programs), and Documentation, Sales tools or support and Build Tools that either (exist as of the Effective Date of this Agreement or (ii) are added to Exhibit A in this Agreement after the date hereof, in each case free and clear of any and all liens or other adverse claims or any restriction or limitation that affects Licensor’s ability to grant licenses of the scope and nature granted by Licensor to HP under this Agreement other than the technology licensed from third parties that is either (1) identified in Exhibit A hereto as of the date hereof or (2) is identified in writing subsequent to the date hereof and contemporaneously with the adding of the relevant Enhancement, Additional Program, Documentation, Sales Tool or Support and Build Tool to Exhibit A (“Third Party Technology”). Licensor has the requisite right, power and authority to grant sublicenses to the Third Party Technology, without the need to obtain the consent of any licensor of any such Third Party Technology.

7.6.	Warranty Exclusions. The warranties set forth in this Section 7 will not apply to any Program to the extent it (i) has been improperly installed, or has been repaired, altered or otherwise modified (other than by Licensor or its authorized subcontractors), (ii) has been subjected to misuse, abuse, negligence or accident, (iii) has been used in a manner contrary to the Specifications, Licensor’s written instructions, the Documentation or industry standard practice, or (iv) implements a design stipulated by HP.

7.7.	Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, LICENSOR MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING ANY PROGRAM OR OTHER LICENSED MATERIAL OR SERVICE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY REGARDING ITS MERCHANTABILITY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTIES ARISING FROM ANY COURSE OF DEALING OR PERFORMANCE OR USAGE OF TRADE.
8. TERM AND TERMINATION
8.1.	Termination. This Agreement shall commence on the Effective Date and continue in effect for an initial term of 2 years (“Initial Term”), unless earlier terminated as provided herein. The Agreement will be extended automatically for additional terms of 1 year at the end of the Initial Term and each renewal term. This Agreement may only be terminated as follows:
8.1.1.	HP and Licensor may jointly agree in writing to terminate this Agreement.

8.1.2.	Breach. Either party may terminate this Agreement effective upon written notice to the other if the other party violates any material covenant, agreement, representation or warranty contained herein or defaults or fails to perform any of its material obligations or agreements hereunder, which violation, default or failure is not cured within thirty (30) days after notice thereof from the non-defaulting party (a) detailing the default or breach and (b) stating its intention to terminate this Agreement.

8.1.3.	Insolvency, Bankruptcy. Either party may terminate this Agreement in the event the other party (without a successor) ceases conducting business in the normal course, becomes insolvent, makes a general assignment for the benefit of creditors, (except that HP shall be permitted in its receivables to financial institutions), suffers or permits the appointment of a receiver for its business or assets or shall avail itself of, or becomes subject to, any proceeding under the Federal Bankruptcy Act or any other statute of any state relating to insolvency or the protection of rights of creditors that is not dismissed within 90 days after filing.
8.1.4.	Change of Control. Licensor shall provide HP with prompt written notice of any Change of Control (as defined below). HP may terminate this Agreement effective upon written notice to Licensor that is received by Licensor within 30 days after HP receives Licensor’s notice regarding the occurrence of a Change of Control of Licensor. For purposes of this Agreement, the term “Change of Control” shall mean consummation of (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act( of 50% or more of either (a) the then outstanding shares of common stock of Licensor or (b) the combined voting power of the then outstanding voting securities of Licensor entitled to vote generally n the election of directors, or (ii) the direct or indirect (by merger, reorganization, consolidation or otherwise) sale of all or substantially all of the assets of Licensor or of the business unit of Licensor primarily responsible for the development and maintenance of the Programs; provided, Change of Control shall not apply in the case of any equity financing transaction in which the entity providing the financing is not controlled by or under common control with an entity that manufactures, markets or sells computer hardware or software.

8.1.5.	After the Initial Term, either party may terminate this Agreement, for any reason or no reason, upon at least sixty (60) days prior written notice to the other party.
8.2.	Effect of Termination and Survival. Notwithstanding any termination of this Agreement, all licenses properly granted to end users for use of any Program will survive so long as such end user complies with such license. Upon any expiration or termination of this Agreement, all rights, obligations and licenses of the parties shall cease, except that (a) all obligations that accrued prior to the effective date of termination (including without limitation, payment obligations) and any remedies for breach of this Agreement shall survive any termination or expiration of this Agreement, (b) HP shall use reasonable commercial control to promptly stop promoting, demonstrating and procuring orders for Programs, and stop taking any other action or making any representation from which it might be inferred that any relationship exists between Licensor and HP (but not act in any way to damage the reputation of Licensor or any Licensed Material), and (c) promptly after any termination of this Agreement, the receiving party shall return all of the other’s tangible Confidential Information, permanently erase all Confidential Information from any storage media and destroy all information, records and materials developed therefrom. In addition, the provisions of this Agreement regarding Support (Section 5.7), Warranty and Intellectual Property Protection (Section 7), Limitation of Liability (Section 9), Confidentiality (Section 10) and Miscellaneous clauses (Section 11) and this Section 8 shall survive any termination or expiration of this Agreement.
9. LIMITATION OF LIABILITY
9.1.	EXCEPT FOR BREACH OF CONFIDENTIALITY OR THE SCOPE OF ANY LICENSE BY EITHER PARTY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOSS OF BUSINESS, REVENUES, PROFITS

OR GOODWILL), LOSS OR INACCURACY OF DATA, LOSS OR INTERRUPTION OF USE, OR COST OF PROCURING SUBSTITUTE TECHNOLOGY, GOODS OR SERVICES. EXCEPT FOR BREACH OF CONFIDENTIALITY OR THE SCOPE OF ANY LICENSE BY EITHER PARTY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR AGGREGATE DAMAGES IN EXCESS OF AMOUNTS PAID AND PAYABLE TO IT HEREUNDER (IN THE CASE OF LICENSOR) OR AMOUNTS PAID AND PAYABLE BY IT HEREUNDER (IN THE CASE OF HP) FOR THE PROGRAM OR OTHER LICENSED MATERIAL OR SERVICE GIVING RISE TO SUCH DAMAGES, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION (WHETHER BASED ON CONTRACT, TORT, WARRANTY, STRICT LIABILITY OR OTHER LEGAL THEORY). THESE LIMITATIONS ARE INDEPENDENT FROM ALL OTHER PROVISIONS OF THIS AGREEMENT AND SHALL APPLY NOTWITHSTANDING THE FAILURE OF ANY REMEDY PROVIDED HEREIN. NOTHWITHSTANDING THE ABOVE, LICENSOR WILL BE RESPONSIBLE FOR ANY AND ALL DAMAGES AND COSTS OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER SECTION 7.4 ABOVE, AND HP WILL BE RESPONSIBLE FOR THE PAYMENT OF ANY AND ALL FEES REQUIRED TO BE PAID BY HP UNDER SECTION 6.1 ABOVE.
10.	CONFIDENTIAL INFORMATION
10.1.	Programs. The Program in object code form and related Documentation provided to HP hereunder are deemed non-confidential; provided, however, HP shall restrict access, use and disclosure of such Licensed Materials in accordance with its obligations under Sections 3.5 and 4.5.

10.2.	Confidential Information. During the term of this Agreement, either party may receive or have access to technical information, including without limitation source code, as well as information about product plans and strategies, promotions, customers, vendors and related non-technical business and financial information which the disclosing party considers to be confidential and which is marked as confidential at the time or disclosure or which, if disclosed orally, is identified as confidential at the time of disclosure and is followed within thirty (30) days of disclosure with a written memorandum so stating to the receiving party’s Designated Recipient for Notice or which a reasonable person would understand to be proprietary or confidential “(Confidential Information”). Confidential Information will be used only for the purposes of this Agreement and only by those employees or subcontractors of the receiving party who have a need to know such information for purposes related to this Agreement and who have executed separate agreements containing substantially similar confidentiality provisions.

10.3.	Protection of Confidential Information. Except for the specific rights granted by this Agreement, the receiving party shall not copy or use any of the other’s Confidential Information without its written consent. The receiving party will protect any such Confidential Information of the disclosing party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Confidential Information as the receiving party uses to protect its own confidential information of like nature for a period of five (5) years from the date of disclosure, unless otherwise provided in this Agreement. The receiving party will provide reasonable prior notice to the disclosing party and will request a protective order if the receiving party is required to reveal the Confidential Information under a subpoena, court order or other operation of law. The foregoing restriction will not apply to any information which is (i) was in the receiving party’s rightful possession without restriction prior to receipt from the disclosing party, (ii) independently developed or learned by the receiving party without reliance on such information, (iii) is publicly known without breach of this Agreement or readily ascertainable by proper means, (iv) rightfully received from a third party without a duty of confidentiality, (v) is disclosed by the disclosing party to a third party without a duty of confidentiality on the third party (vi) disclosed under operation of law, or (vii) disclosed by the receiving party with the disclosing party’s prior written approval.
10.4.	Licensor Source Code. HP agrees to treat any Source Code programs provided by Licensor hereunder as Confidential Information of Licensor under this Section 10 at all times during and following termination or expiration of this Agreement.

10.5.	Licensor understands that, subject to the restrictions on use and disclosure of Confidential Information under this Agreement HP designs, develops and acquires hardware and software for use with its own computer system products, and that existing or planned hardware and software independently developed or acquired by HP may contain ideas and concepts similar or identical to those contained in Licensor’s Programs, Documentation, Sales Tools or Support and Build Tools. Licensor agrees that, subject to the restrictions on use and disclosure of Confidential Information under this Agreement, entering into this Agreement shall not preclude HP, in any way, from using HP’s own ideas and concepts to develop or acquire similar hardware or software for any purpose.
11.	MISCELLANEOUS CLAUSES
11.1.	Notices. All notices to be given under this Agreement must be in writing addressed to the receiving party’s designated recipient specified in Exhibit C. Notices are validly given upon the earlier of confirmed receipt by the receiving party or three (3) days after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving party. Notice may also be delivered by telefax and will be validly given upon oral or written confirmation of receipt. Either party may change its address for purposes of notice by giving notice to the other party in accordance with these provisions.

11.2.	Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which will be deemed an original and together which shall constitute one and the same instrument.

11.3.	Independent Contractors. The relationship of the parties established under this Agreement is that of independent contractors and neither party is a partner, employee, agent or joint venture of or with the other.

11.4.	Assignment. Neither this Agreement nor any part hereof may be assigned by either party (other than the right to receive payments) without the other party’s prior written consent and any attempted assignment is void. Notwithstanding the foregoing, either party may assign or transfer this Agreement without such consent as a consequence of a merger, acquisition, consolidation, reorganization, or sale of substantially all of its assets or of the business to which this Agreement pertains. This Agreement shall be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the parties.

11.5.	No Waiver. The waiver of any term, condition, or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party. Any such waiver will not be construed as a waiver of any other term, condition, or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition, or provision.
11.6.	Export Control. The parties agree to comply with all applicable United States laws and regulations which may govern the export of Program abroad, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce.

11.7.	Headings. The Section headings used in this Agreement are for convenience of reference only. They will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement.

11.8.	No Publication. neither party may publicize or disclose to any third party, without the written consent of the other party, the existence or terms of this Agreement; provided, either party may, subject to obligations of confidentiality, disclose this Agreement in connection with any financing or due diligence inquiry. Without limiting the generality of the foregoing sentence, no press releases may be made without the mutual written consent of each party.

11.9.	Severability. If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be construed, limited or, if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability. The parties agree to negotiate in good faith a valid, enforceable substituted provision that most nearly effects the parties’ original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

11.10.	No Use Obligation. Except as expressly provided herein and subject to the terms and conditions herein, HP may in its sole discretion decide whether or not to use or distribute or sell any Program as it deems appropriate. Nothing in this Agreement shall be construed or interpreted as placing a “Best efforts” standard upon HP with respect to the use and distribution of any Program.

11.11.	Force Majeure. Non-performance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, acts of terrorism, or other similar reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party, provided that the non-performing party gives prompt notice of such conditions to the other party and makes all reasonable efforts to perform.

11.12.	No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person entity other than Licensor and HP any rights, remedies or other benefits under or by reason of this Agreement.

11.13.	Entire Agreement. This Agreement comprises the entire understanding between the parties with respect to its subject matters and supersedes any previous communications, representations, or agreements, whether oral or written. For purposes of construction, this Agreement will be deemed to have been drafted by both parties. No modification of this Agreement will be binding on either party unless in writing and signed by an authorized representative of each party.

11.14.	Governing Law. This Agreement will be governed in all respects by the laws of the Commonwealth of Massachusetts without reference to any choice of laws provisions. The

Licensor consents to the jurisdiction of the federal and state courts within the Commonwealth of Massachusetts, the United States of America. Both parties hereby waive any applications of the United Nations Convention on Contracts for the International Sale of Goods (as promulgated in 1980 and any successor or subsequent conventions) with respect to the performance or interpretations of this Agreement.
11.15.	Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which will be deemed an original and together which shall constitute one and the same instrument.

11.16.	Government License. If any user of the Programs or Documentation is a department, agency or other entity of the United States Government, the use, duplication, reproduction, modification, release, disclosure or transfer of the Programs and Documentation is restricted in accordance with FAR 12.212 for civilian agencies and DFAR 227.7202 for military agencies. The Programs are commercial computer software and the Documentation is commercial computer software documentation, and their use is further restricted in accordance with the terms of this Agreement.

11.17.	Exhibits. Each Exhibit attached to this Agreement is deemed a part of this Agreement and incorporated herein wherever reference to it is made.
11.17.1.	Exhibit A: Description of Program and Program Documentation, Form and Media of Program and Documentation.

11.17.2.	Exhibit B: Pricing

11.17.3.	Exhibit C: Relationship and Account Managers, Designated Recipient for Notice

11.17.4.	Exhibit D: Certain Escrow Terms

11.17.5.	Exhibit E: HP Products

11.17.6.	Exhibit F: Section 3.1.1 Compute Cluster Server System “Unlicensed Software” Notification Procedure
11.18.	Termination of Addendum 1. The parties agree that, immediately upon execution of this Agreement, Addendum 1 and all of each party’s respective rights, obligations and licenses thereunder are hereby terminated and of no further effect, and that from and after the Effective Date of this Agreement, all of their respective rights, obligations and licenses regarding the Programs and all related subject matter shall be effective only as specifically set forth in this Agreement.

Agreed:

HEWLETT-PACKARD COMPANY			LICENSOR

By:	/s/ Shaun Smith		By:	/s/ Ronnie Kenneth
	Print Name	SHAUN SMITH		Print Name:	KENNETH RONNIE
	Title:	PROCUREMENT DIRECTOR — BCS		Title:	CEO

EXHIBIT A
LICENSED PROGRAMS
DESCRIPTION OF PROGRAM AND DOCUMENTATION

Program:	1. Gridstack for Windows Compute Cluster Server

2. Voltaire GridStack, Ver. 3.4 (Red Hat Advanced server 4 (RH EL4) for IA32, IA64 and x86_64 Suse SLES 9 for IA32, IA64 and x86_64)

Documentation:	To include but not be limited to installation instructions, release notes (as available), User/developer documents (as available), on-line documents, schematics, and any/all documentation (as available) required to support HP customers.
     Sales Tools: N/A
     Support and Build Tools: N/A
FORM AND MEDIA FOR PROGRAM AND DOCUMENTATION
     Program Form/Media: Electronic
     Documentation Form/Media: Electronic
     Sales Tools Form/Media: N/A
     Support and Build Tools Form/Media: N/A
THIRD PARTY CODE
1.	Gridstack for Windows Compute Cluster Server

•	OpenFabrics software is developed by OpenFabrics alliance. OpenFabrics source code for Windows is distributed under the and OpenIB BSD. Information about the OpenFabrics could be found at http://www.openib.org/license.html

2.	Voltaire GridStack, Ver. 3.4
HCA host stack:
•	The LINUX operating system is a free software program subject to the GNU General Public License and its terms. A copy of such license can be found at www.gnu.org/licenses or obtained from Voltaire upon request.
•	The MVAPICH software was developed by The Ohio State University’s Network-Based Computing Laboratory (NBCL) headed by Professor Dhabaleswar K. Panda. Copyright (c) 2002 The Ohio State

University. All rights reserved. The use of such software is subject to the terms of a Copyright Agreement, a copy of can be found at: http://nowlab.cis.ohio-state.edu/projects/mpi-iba.
•	MPICH is a freely available, portable implementation of MPI. Copyright in MPICH have been asserted by the University of Chicago and the Mississippi State University (c) 1993. The use of such software is subject to the terms of a copyright and disclaimer notice, a copy of can be found at: http://nowlab.cis.ohio-state.edu/projects/mpi-iba/LICE NSE.mvapich2.TXT
•	The uDapl and kDapl software was developed by the DAT collaborative. The DAT Collaborative is an industry group that was created to define and submit for standardization a set of transport-independent, platform-independent Application Programming Interfaces that exploit the RDMA (remote direct memory access) capabilities of next-generation interconnect technologies such as InfiniBand, and iWARP. The code is being provided under one of the available licensing scheme — CPL (Common Public License 1.0), GPL ( GNU general public license) or BSD license. Information about the Dapl code licensing could be found at http://cvs.sourceforge.net/viewcvs.py/dapl/
The following rights would be applicable once Voltaire starts using the OpenIb source code as the base for the stack development
•	OpenFabrics software is developed by OpenFabrics alliance. OpenFabrics source code on Linux is distributed under the GPL and OpenIB BSD. Information about the OpenFabrics could be found at http://www.openib.org/license.html

Exhibit B
PRICING
Per Copy Fee.
HP agrees to pay Licensor a royalty in the amount of * USD for each copy of the Program (excluding Unlicensed Software, as defined in Section 3.1 of the Agreement) that HP (or any of its affiliates, distributors or other sublicensees) uses internally or distributes to an end user for use in conjunction with one (1) HP Product (“Per Copy Fee”). Such Per Copy Fee will include the right to reproduce and distribute associated Documentation. Notwithstanding any other provision of this Agreement, no fee will be due for any Program used by HP internally for reasonable end user support purposes.
HP’s requirement to pay the Per Copy Fee will include distribution to HP customers who purchase an Infiniband-based cluster from HP with no operating system purchased at the time of the initial sale.
Payment.
Per Copy Fees will accrue upon distribution of any copy of the Program for use with an HP Product internally or by an end user. All accrued Per Copy Fees will be paid by HP to Licensor within * ( * ) days after the end of each HP fiscal quarter, which ends on the last day of each January, April, July and October. Payments will be accompanied by a report stating the number of copies of the Program distributed in the relevant quarter and the calculation for the royalty payment.
Payment by HP will be triggered by sale of, or any other distribution of, any HP Product and facilitated by HP’s Royalty Administration organization.
Support Fees.
Subject to Licensor’s performance of its obligations under Section 5, including Section 5.7, of this Agreement, Licensor shall be entitled to an annual support fee (herein, the “Support Fee”) equal to * ( * ) percent of the then current applicable Per Copy Fee for the associated Program for each HP customer covered by an HP service agreement. Support Fees shall accrue monthly at the rate of 1/12th of the annual Support Fee for each such service agreement in effect. Support Fees accrued during each HP fiscal quarter shall be paid to Licensor within * ( * ) days after the end of each HP fiscal quarter. HP shall provide Licensor with a statement regarding Support Fees for the subject quarter simultaneous with making such payments. Support Fees shall be reduced by the amount of any tax required to be withheld by any government or governmental agency. In the event that HP makes any payment without deduction of withholding tax, and is subsequently required to pay such tax, Licensor shall reimburse HP in the amount of such tax.
Copy/Distribution Restrictions.
Licensor will provide authorized license labels (“Labels”) of its design to the HP designated source of the HCA’s. Any special requirements to be imposed on the HCA source, for example, establishing and maintaining logs of quantity of Labels received and used, will be documented by Licensor and communicated to the HCA source by HP.

HP customers will be directed to the HP Support website and asked to enter the HCA part number in order to download the Licensor’s program. HP will be responsible for providing its customers with the correct HCA part number.

EXHIBIT C
ACCOUNT/RELATIONSHIP MANAGERS

HP	Licensor

Elaine Carroll	Garrett Van Siclen

Commodity Manager	Corporate Account Executive

Hewlett Packard	Voltaire, Inc.

200 Forest Street	6 Fortune Drive, 3rd Floor

Marlboro, MA 01752	Billerica, MA 01821-3917

Tel: (508) 467-9815	Tel: (978) 439-5425

Fax: (508) 467-3785	Fax: (978) 439-5401
DESIGNATED RECIPIENT FOR NOTICE

HP	Licensor

Mark Miller	Mark Favreau

Product Manager	President

Hewlett Packard	Voltaire, Inc.

200 Forest Street	6 Fortune Drive, 3rd Floor

Marlboro, MA 01752	Billerica, MA 01821-3917

Tel: (508) 467-1671	Tel: (978) 439-5454

Fax: (508) 467-3785	Fax: (978) 439-5401

Exhibit D
Certain Escrow Terms
1. Release Conditions. A release of the Source Code Program under the escrow agreement may be triggered if one of the following conditions exists: Licensor fails to provide support and maintenance services for the applicable Program in accordance with the terms of Section 5 of this Agreement and such failure has not been cured within thirty (30) days after written notice thereof by HP; or other than in the case when Licensor is a debtor-in-possession, a receiver or trustee in bankruptcy is appointed for Licensor or its property, Licensor makes a general assignment for the benefit of its creditors or Licensor commences, or has commenced against it, proceedings under any bankruptcy, insolvency, or debtor’s relief law, which proceedings are not dismissed within ninety (90) days.
2. License. In the event that the Source Code Program is delivered to HP in accordance with and subject to the terms of the escrow agreement, Licensor will agree to grant HP a nonexclusive, nontransferable license to use the Source Code Program internally for the sole purpose of correcting errors in the Program, and distributing such corrections (in executable form only) to HP’s customers for their use only with the HP Products with which the applicable Program was delivered to the customer. HP may exercise such license rights during the then current term of this Agreement and thereafter only so long as Licensor would be obligated to provide support services for the Program hereunder; provided, such license rights shall terminate upon Licensor’s written notice which reasonably demonstrates that the release condition that gave rise to the release of the Source Code Program has been remedied and that Licensor or its successor is capable of providing support services for the Program in accordance with the terms of this Agreement HP agrees that it will maintain the Source Code Program (and all confidential or proprietary information embodied therein) in strict confidence and that its license to possess and use the Source Code Program does not include any right to disclose, market, sublicense or distribute the Source Code Program (or any software based on or derived from the Source Code Program) to any third party.

Exhibit E
HP Products
HP Products are host channel adaptors (“HCA”) having any of the following HP part numbers:
HP Part #
380298-B21
380299-B21
409376-B21
409377-B21
431038-B21
431039-B21

EXHIBIT F
Section 3.1.1 Compute Cluster Server System “Unlicensed Software” Notification Procedure
The parties agree that the following procedure, to be implemented by HP will satisfy the requirements of subsection (d) of Section 3.1.1 of the Agreement:
1.	Initial shipments of HP CCS systems will not contain any notification that the Windows version of the Program is Unlicensed Software.

2.	Beginning approximately in mid-November 2006, HP will revise and update the documentation that accompanies HP CCS systems to include notification to its end-user customers of the prohibitions contained in Section 3.1.1.
a.	Such documentation will be loaded onto the system’s hard drive when the systems is shipped to the end-user customer with the CCS software pre-installed.

b.	In addition, a CD containing the documentation will be shipped with each HP CCS system, whether or not the software was preloaded.
3.	Except as noted in Section 1 of this Exhibit F, HP will include the notification in the HP CCS System documentation throughout the term of this contract.
The parties agree that HP’s compliance with this procedure will not give rise to any HP liability to Licensor for end-user customer misuse of Unlicensed Software, provided that HP does not have actual knowledge of such misuse. In the event HP does acquire actual knowledge of misuse of Unlicensed Software, HP sole obligation and Licensor’s sole remedy shall be for HP to either (i) obtain from the end-user customer a valid software license for the Program in which case HP shall pay the applicable Per Copy Fee(s) to Licensor, or (ii) obtain the return of all copies of the Unlicensed Software from such customer.